EXHIBIT 99.1

CASCADE NATURAL GAS CORPORATION ANNOUNCES

FISCAL YEAR 2003 SECOND QUARTER AND YEAR-TO-DATE EARNINGS

For Immediate Release

Contact: J. D. Wessling

Cascade Natural Gas Corporation

206/624-3900

April 17, 2003 [Seattle] — Cascade Natural Gas Corporation (NYSE: CGC) reported earnings of $6.8 million, or $0.62 per share for the fiscal second quarter ended March 31, 2003 compared to $9.5 million, or $0.86 per share for the second quarter ended March 31, 2002. Earnings were impacted by low residential and commercial consumption and a charge of $865,000 for claims arising out of the termination of gas supply contracts. Earnings for the six-month period were $13.5 million compared to $15.7 million for the six months ended March 31, 2002.

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Operating margins (revenue minus gas costs and revenue taxes) were down $3.8 million for the quarter.

•                  Lower residential and commercial consumption depressed operating margins $4.1 million for the quarter due to average temperatures 13% warmer compared to the colder than average fiscal year 2002 second quarter. Slow economic growth, and customer conservation also affected consumption. On the positive side the addition of 8,122 more customers, a 4% growth rate, added $970,000 of operating margin.

•                  Electric generation margin was down for the quarter $462,000 or 16%. The decline can be attributed to the effects of the slow economy and weather conditions on electric demand, and on improved availability of hydroelectric resources in recent weeks.

•                  Operating margin from distribution services for industrial customers other than electric generators improved by $478,000 reflecting the operational startup of a new customer.  Margin from gas management services also improved, up by $437,000 due primarily to an increase in the number of customers served from 52 to 61.  These gains were offset by a charge related to the cancellation of contracts for gas supplies to serve certain industrial customers. During fiscal 2002, Cascade terminated two contracts for the purchase of gas from Enron based upon Enron’s insolvency and concerns about its ability to perform.   Enron Canada, the supplier for one of the contracts, disputed the Company’s position and claimed $3.4 million in termination charges.  Recognizing the complexity of the issues and the uncertainties of potential litigation, the Company recorded a charge to earnings of $2.8 million in fiscal 2002. In December 2002, the bankruptcy estate of Enron asserted a claim of $1.4 million as a termination payment for the second contract, of which Enron North America was the supplier.  Based upon an assessment of both Enron claims made after investigation of the Enron North America demands, Cascade recorded an additional charge of $865,000 against Fiscal 2003 2d Quarter earnings.

Total Cost of Operations increased $467,000 for the quarter. Depreciation expense and property taxes were up a total of $245,000 tracking increases in assets. Other operating expense and bad debt expense account for the remaining increase of  $220,000.

Year-to-date, total Cost of Operations increased $345,000, or 1%.  Significantly, year-to-date benefit costs increased by $681,000. Cascade has completed a comprehensive study of its benefit programs and is in the process of implementing changes designed to provide competitive benefits at more reasonable, controllable costs.  The initiative is expected to produce meaningful cost reductions beginning in fiscal 2004.

Non-operating expense was lower for the quarter due to improved cash flow and lower short-term borrowing. Year-to-date non-operating expense was up $163,000 due to issuing $40 million of 7.50% 30-year debt in November 2001. The long-term debt replaced lower interest short-term debt.

Second quarter net capital expenditures were $5.3 million and for the six months expenditures were $10.8 million out of a total budget for the fiscal year of $24.5 million. Ninety percent of expenditures were for general pipeline system expansion and reinforcement.

Warm weather and the additional Enron charge contributed to disappointing second quarter earnings. As a result, earnings for full fiscal year 2003 are expected to be in the range of $0.80 to $0.90. Cascade’s fundamentals remain sound.  With the work being done to reduce benefit and other operating expenses and given weather closer to average, management currently projects fiscal 2004 earnings of $1.30 to $1.40 per share, consistent with published analyst expectations.

The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable May 15, 2003 to shareholders of record at the close of business May 1, 2003.

Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 209,000 customers in the states of Washington and Oregon.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, the failure or inability of key natural gas suppliers to honor their commitments, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.

EXHIBIT 99.1

Cascade Natural Gas Corporation

Financial Highlights - (Thousands, except per share amounts)

Second Quarter Fiscal 2003

	Fiscal Year 2003					Fiscal Year 2002
					Year-to Date Mar 31					Year Ended Sep 30	Year-to Date Mar 31
	Three Months Ended					Three Months Ended
	Dec 31	Mar 31	Jun 30	Sep 30		Dec 31	Mar 31	Jun 30	Sep 30

Revenues	$100,496	$109,286			$209,782	$102,761	$122,361	$56,815	$39,041	$320,978	$225,122
Operating Margin	29,509	29,647			59,156	28,643	33,456	14,253	14,150	90,502	62,099
Cost of Operations	15,789	15,749			31,538	15,911	15,282	14,890	15,256	61,339	31,192

Operating Income (Loss)	13,720	13,898	0	0	27,618	12,732	18,174	(637)	(1,106)	29,163	30,907
Interest and Other	3,199	3,112			6,311	2,901	3,247	3,224	3,248	12,620	6,148
Income Taxes	3,840	3,937			7,777	3,588	5,448	(1,409)	(1,846)	5,781	9,037

Net Income (Loss)	$6,681	$6,849	$—	$—	$13,530	$6,243	$9,479	$(2,452)	$(2,508)	$10,762	$15,722

Common Shares Outstanding:
End of Period	11,045	11,071			11,045	11,045	11,045	11,045	11,045	11,045	11,045
Average	11,045	11,057			11,045	11,045	11,045	11,045	11,045	11,045	11,045

Earnings (Loss) Per Share
Basic	$0.61	$0.62			$1.22	$0.57	$0.86	$(0.22)	$(0.23)	$0.97	$1.42
Diluted	$0.60	$0.62			$1.22	$0.56	$0.86	$(0.22)	$(0.23)	$0.97	$1.42

Dividends Paid per share	$0.24	$0.24			$0.48	$0.24	$0.24	$0.24	$0.24	$0.96	$0.48

Capital Expenditures (net)	$5,524	$5,254			$10,778	$4,557	$5,240	$4,422	$6,515	$20,734	$9,798

Book Value Per Share	$10.70	$11.10			$11.10	$11.34	$11.96	$11.48	$10.38	$10.38	$11.96

Market Closing Price	$20.00	$19.40			$19.40	$22.05	$21.22	$20.90	$19.70	$19.70	$21.22

Active Customers (End of Period)	207	209			209	199	201	198	198	198	201

Gas Deliveries (Therms):
Residential & Commercial	79,638	84,967			164,605	79,412	98,713	36,655	21,709	236,489	178,126
Industrial & Other	260,369	252,025			512,394	303,130	285,692	160,047	216,036	964,905	588,822

Degree Days
Normal	2,042	2,272			4,314	2,136	2,282	872	220	5,510	4,418
Actual	2,027	2,049			4,076	2,038	2,351	840	226	5,455	4,389

Colder (warmer) than 5-year avg.	(1)%	(10)%			(6)%	(5)%	3%	(4)%	3%	(1)%	(1)%